As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-30374

Registration No. 333-101031

Registration No. 333-143114

Registration No. 333-150671

Registration No. 333-172187

Registration No. 333-194543

Registration No. 333-222308

Registration No. 333-96473

Registration No. 333-68540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-30374

FORM S-8 REGISTRATION STATEMENT NO. 333-101031

FORM S-8 REGISTRATION STATEMENT NO. 333-143114

FORM S-8 REGISTRATION STATEMENT NO. 333-150671

FORM S-8 REGISTRATION STATEMENT NO. 333-172187

FORM S-8 REGISTRATION STATEMENT NO. 333-194543

FORM S-8 REGISTRATION STATEMENT NO. 333-222308

Post-Effective Amendment No. 2 to

FORM S-8 REGISTRATION STATEMENT NO. 333-96473

FORM S-8 REGISTRATION STATEMENT NO. 333-68540

UNDER THE SECURITIES ACT OF 1933

Mattersight Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-4304577
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

200 W. Madison Street, Suite 3100

Chicago, Illinois 60606

(877) 235-6925

(Address of principal executive offices) (Zip code)

eLoyalty Corporation 1999 Employee Stock Purchase Plan

eLoyalty Corporation 1999 Stock Incentive Plan

Mattersight Corporation 1999 Employee Stock Purchase Plan

Mattersight Corporation 1999 Stock Incentive Plan

(Full title of the plan)

Jeff Levenberg

Mattersight Corporation

c/o

Nice Systems, Inc.

Waterfront Corporate Center III
221 River Street
Hoboken, NJ 07030

(551) 256-5000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Kenneth Henderson, Esq.

James Attonito, Esq.

Taavi Annus, Esq.

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 10104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) to the Registration Statements on Form S-8, filed by Mattersight Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-96473, filed with the SEC on February 9, 2000, as amended by Post-Effective Amendment No. 1, filed with the SEC on February 14, 2000, registering 500,000 Shares, and 500,000 preferred stock purchase rights attached thereto, under the eLoyalty Corporation 1999 Employee Stock Purchase Plan (“eLoyalty 1999 ESPP”).
•	Registration Statement No. 333-30374, filed with the SEC on February 14, 2000, registering 20,000,000 Shares, and 20,000,000 preferred stock purchase rights attached thereto, under the eLoyalty Corporation 1999 Stock Incentive Plan (“eLoyalty 1999 SIP”).
•	Registration Statement No. 333-68540, filed with the SEC on August 28, 2001, as amended by Post-Effective Amendment No. 1, filed with the SEC on February 25, 2002, registering 750,000 Shares, and 750,000 preferred stock purchase rights attached thereto, under the eLoyalty 1999 ESPP.
•	Registration Statement No. 333-101031, filed with the SEC on November 6, 2002, registering 510,834 Shares, and 5,108,340 preferred stock purchase rights attached thereto, under the eLoyalty 1999 SIP.
•	Registration Statement No. 333-143114, filed with the SEC on May 21, 2007, registering 476,283 Shares, and 476,283 preferred stock purchase rights attached thereto, under the eLoyalty 1999 ESPP.
•	Registration Statement No. 333-150671, filed with the SEC on May 6, 2008, registering 5,375,263 Shares under the eLoyalty 1999 SIP and 789,715 Shares for resale by specified officers of the Company.
•	Registration Statement No. 333-172187, filed with the SEC on February 11, 2011, registering 3,300,000 Shares under the eLoyalty 1999 SIP.
•	Registration Statement No. 333-194543, filed with the SEC on March 13, 2014, registering 3,153,257 Shares under the Mattersight Corporation 1999 Stock Incentive Plan.
•	Registration Statement No. 333-222308, filed with the SEC on December 27, 2017, registering 250,000 Shares under the Mattersight Corporation 1999 Employee Stock Purchase Plan.

On August 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018 (the “Merger Agreement”), among the Company, NICE Systems, Inc., a Delaware Corporation (“Parent”), and NICE Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoboken, New Jersey on August 20, 2018.

Mattersight Corporation

By:	/s/ Jeff Levenberg
Jeff Levenberg
Secretary and Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.